Exhibit 5

March 20, 2018

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

I am Counsel of American Express Credit Corporation, a Delaware corporation (the “Company”). I have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable) of the Company’s Debt Securities (the “Debt Securities”) and Warrants to Purchase Debt Securities (the “Warrants” and, together with the Debt Securities, the “Securities”).

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities are to be issued pursuant to an indenture, dated as of June 9, 2006, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, (as amended or further supplemented from time to time, the “Indenture”).

The Warrants are to be issued from time to time under one or more warrant agreements (each such warrant agreement, a “Warrant Agreement”) to be entered into between the Company and the warrant agent to be named therein.

I, or members of the staff  of the General Counsel’s Office of the Company, have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and documents relating to the Company and have made such other inquiries of law and fact as we have deemed necessary or relevant as the basis of my opinion hereinafter expressed.  In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, I have assumed the due authorization, execution, delivery and, where appropriate, authentication of the documents by all parties thereto other than the Company.

I am admitted to the practice of law only in the State of New York and do not purport to be expert in the laws of any jurisdictions other than the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware insofar as the General Corporation Law of the State of Delaware bears on the matters covered hereby.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1.  The Debt Securities to be issued under the Indenture, when issued and sold by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Debt Securities in accordance with the terms of the Indenture, will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2.    The Warrants to be issued under the Warrant Agreements, when issued and sold by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Warrants, will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in my experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed above, I have further assumed that (i) the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) the Company will duly authorize, execute and deliver the applicable Warrant Agreement and any other agreement necessary with respect to the Securities or contemplated by such Securities, the applicable Warrant Agreement, the Indenture or the Registration Statement and will take any other appropriate additional corporate action; (iii) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and in the manner contemplated by the Registration Statement; (iv) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; and (v) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned.

My opinion in paragraph 1 above with respect to any Debt Security having a principal amount of less than $2,500,000 is subject to the effective rate of interest payable by the Company under such Debt Security being not in excess of 25%.

I note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.  There is no corresponding Federal statute and no controlling Federal court decision on this issue.  Accordingly, I express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in any prospectus supplement relating to the Registration Statement.  In giving this consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ David S. Carroll
David S. Carroll
Counsel